Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

ROYAL BANK OF CANADA

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $1,000,000,000.00. The prospectus is a final prospectus for the related offering.